Exhibit 99.1

Washington Federal, Inc.
425 Pike Street
Seattle, WA 98101
(206) 777-8246 Contact: Cathy Cooper

Friday December 16, 2011
FOR IMMEDIATE RELEASE
Washington Federal Acquires Loans and Deposits of Western National Bank

SEATTLE, WASHINGTON -Washington Federal, Inc. (NASDAQ-WFSL), parent company of Washington Federal, today announced its acquisition of certain assets and liabilities, including most of the loans and deposits, of Western National Bank (WNB), headquartered in Phoenix, Arizona. As of June 30, 2011, WNB reported total assets of $174 million and total deposits of $146 million. WNB operated three offices in Maricopa County in Arizona.
Roy M. Whitehead, Chairman, President and Chief Executive of Washington Federal commented, “We wish to extend the warmest welcome to the customers of the former Western National Bank. Washington Federal is not new to Arizona. We currently have 21 branches in the state, including 13 in the Phoenix area. WNB branches will open under new ownership Monday morning; otherwise, it will be business as usual. Depositors can rest assured that their funds are not at risk.”
Under terms of the Purchase and Assumption agreement with the Federal Deposit Insurance Corporation (FDIC), Washington Federal agreed to an asset discount and no loss sharing or premium on deposits. The Company anticipates that this transaction will be accretive to earnings beginning immediately; although, the impact is not expected to be material given the relatively small size of the transaction.
Washington Federal operates 165 offices in Washington, Oregon, Idaho, Utah, Nevada, Arizona, Texas and New Mexico. Established in 1917, the Company provides residential real estate loans, commercial real estate financing, business loans, and consumer and commercial deposit accounts along with treasury management services. On September 30, 2011, the Company reported $13.4 billion in assets, $8.7 billion in deposits and $1.9 billion in stockholders' equity.
To find out more about Washington Federal, please visit our website. Washington Federal uses its website to distribute financial and other material information about Washington Federal, which is routinely posted on and accessible at www.washingtonfederal.com.
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